Exhibit 2

HARRY WINSTON DIAMOND CORPORATION

CODE OF ETHICS AND BUSINESS CONDUCT

1.0

INTRODUCTION

Clearly stated, ethical principles of business conduct and their practice help maintain good standing in the global community. This Code of Ethics and Business Conduct (sometimes referred to herein as the “Code”) is written to ensure directors, officers and employees (collectively “Employees”) of Harry Winston Diamond Corporation and its subsidiary and affiliated companies (collectively “the Company”) understand the importance we place on ethical conduct and recognize that it forms an important part of who we are as individuals and as a company. Similarly, it helps our security holders, customers, suppliers and competitors know what to expect from the Company. Finally, it is meant to help Employees recognize and deal with ethical dilemmas they may encounter.

2.0

WHAT ARE ETHICS?

Ethics are a set of principles or rules of conduct to help distinguish between right and wrong. Ethics are about values and associated behaviors. In practical terms, this Code of Ethics and Business Conduct outlines the manner in which we choose to do business and reflects the beliefs, priorities and principles that we uphold. We require that all Employees will respect and promote these principles and exercise good judgment that reinforces our reputation as a company that is fair, honest and just in its dealings with security holders, investors, customers, suppliers, competitors and other Employees. Each Employee should endeavour to deal fairly with the Company's customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

3.0

RESPONSIBILITY AND ACCOUNTABILITY

Responsibility is the measure of every person’s ability to act independently and make decisions. Regardless of an Employee’s role in the Company and no matter how big or small the decisions to be made are, each Employee is accountable for them and must be prepared to defend his or her judgment. This Code of Ethics and Business Conduct is intended to help Employees make appropriate decisions under difficult circumstances, while upholding his or her integrity and reputation and that of the Company. No set of guidelines or rules can anticipate every possible circumstance. Employees should seek help in making a tough choice by first talking to your supervisor. If your supervisor cannot answer your question or if you do not feel comfortable speaking to your supervisor on the matter, please contact the Corporate Secretary who is the Company’s “Ethics Officer”. In addition, the Whistleblower Protection Policy will apply.

HARRY WINSTON DIAMOND CORPORATION
P.O. BOX 4569 STATION A TORONTO ON CANADA M5W 4T9  T 416 362 2237  F 416 362 2230  WWW.HARRYWINSTON.COM

4.0

REPORTING VIOLATIONS OF THE CODE

All Employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. The supervisor will contact the Corporate Secretary, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Corporate Secretary directly or by following the procedures set out in the Whistleblower Protection Policy. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Corporate Secretary and the Company will protect your confidentiality to the extent possible, consistent with applicable law and the Company’s need to investigate your concern.

5.0

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Each Employee has an obligation to comply with all applicable laws, rules and regulations of the locations where the Company does business. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Without limitation, each Employee is expected to understand and comply with all laws, rules and regulations that apply to his or her job description. No Employee of the Company has the authority to violate any law or to direct another person to violate any law on behalf of the Company. If any doubt exists about whether a course of action is lawful or in compliance with this Code, you should seek advice from your supervisor or the Corporate Secretary.

Employees are advised to read and become familiar with the terms of the Company’s policy on Corporate Disclosure, Confidentiality And Employee Trading. If you are an insider of the Company, the Insider Trading Policy is also applicable to you.

6.0

CONFLICTS OF INTEREST; DISCLOSURE OF CONFLICTS OF INTEREST

A “conflict of interest” occurs when an Employee’s personal interest (which may include interests of the members of an Employee’s family, which for purposes of this Code shall include an Employee’s spouse, life partner or common law partner, brothers, sisters, parents, in-laws and children whether such relations are by blood, marriage or adoption) interferes, or appears to interfere, in any way with the interests of the Company. Business decisions and actions must be made in the best interests of the Company and should not be influenced by personal considerations or relationships. A conflict situation can arise when an Employee of the Company takes actions or has interests outside of the Company that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an Employee, or members of his or her family, receives gifts, entertainment or personal benefits, or a series of the foregoing, material to the Employee or of greater than nominal value as a result of his or her position in the Company.

HARRY WINSTON DIAMOND CORPORATION
P.O. BOX 4569 STATION A TORONTO ON CANADA M5W 4T9  T 416 362 2237  F 416 362 2230  WWW.HARRYWINSTON.COM

Giving gifts and entertainment to customers, suppliers and other business associates is also prohibited by the Company when the gifts or entertainment are not in the ordinary course of business and are of greater than nominal value or are intended to induce or influence the recipient, or when the law prohibits them.

While it is difficult to define "nominal value" by stating a specific dollar amount, common sense should dictate what would be considered extravagant or excessive. If a disinterested third party would be likely to infer that it affected the Employee’s judgment, then it is too much. All of our business dealings must be on arm's-length terms and free of any favourable treatment resulting from the personal interest of our Employees.

It is a conflict of interest for an Employee to have a significant interest in, obtain loans or guarantees of personal obligations from, work simultaneously for, provide services to or have a personal or family financial interest (ownership or otherwise) in a competitor, customer or supplier. Ownership in stock of a publicly held company which may deal or compete with the Company will not violate this Code, as long as the Employee does not have an interest representing (i) greater than 5% of the equity of such company, or (ii) greater than 5% of the total assets of the Employee. The best policy is for Employees to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on behalf of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

No Employee may serve on a board of directors or trustees or on a committee of any entity (whether for profit or not) whose interests reasonably would be expected to conflict with those of the Company without the prior written consent of the Board of Directors of the Company.

The Company requires that each Employee disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Corporate Secretary. Your supervisor and the Corporate Secretary will work with you to determine where you have a conflict of interest and, if so, how best to address it.

Conflicts of interest are prohibited as a matter of Company policy and under this Code, unless waived as described under Waivers of the Code.

7.0

CORPORATE OPPORTUNITIES

Each Employee owes a duty to the Company to advance the Company’s interests. An Employee may not use his or her position or corporate property or information for personal gain, and may not take Company opportunities for sales or purchases of products, services or interests for him or herself. Business opportunities that arise as a result of an Employee’s position in the Company or through the use of corporate property or information belong to the Company.

HARRY WINSTON DIAMOND CORPORATION
P.O. BOX 4569 STATION A TORONTO ON CANADA M5W 4T9  T 416 362 2237  F 416 362 2230  WWW.HARRYWINSTON.COM

8.0

CONFIDENTIALITY

Employees must preserve and protect the confidentiality of information entrusted to them by the Company or its customers and suppliers and which they come into contact with in their employ, except when disclosing information which is expressly approved by an Employee of the Company with authority to give such approval, including if legally mandated. Confidential information encompasses proprietary information which is not in the public domain that could be of use to competitors, or that could harm the Company, its Employees, its customers or suppliers if disclosed.

Employees must also not use or disclose to the Company any proprietary information or trade secrets of any former employer or other person or entity with whom obligations of confidentiality exist. Similarly, an Employee’s obligation to protect confidential information continues after he or she leaves the Company.

9.0

PROTECTION/USE OF ASSETS

Theft, carelessness and waste have a direct impact on the Company’s profitability. Employees are responsible for protecting the Company’s assets and ensuring their efficient use. All the Company’s assets, including information about opportunities available to the Company, tools and resources, must only be used for legitimate business purposes and not for personal gain. Employees should report any suspected incident of fraud or theft to their immediate supervisor for investigation. The Company’s equipment and systems should not be used for non- Company business, though incidental personal use provided that such use is not in violation of applicable law or in advancement of any illegal purpose is permitted. Company property includes, without limitation, all data on the Company’s electronic and telephonic systems, and Employees should not expect the Company to protect the privacy of any of an Employee’s private data.

10.0

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company, the Company’s operations are governed by the statutory requirements of government; by accounting and trading regulations of the Ontario Securities Commission (OSC) and other provincial securities commissions in Canada; by the rules and regulations of the Securities and Exchange Commission (SEC) in the United States; and by the rules, regulations and guidelines for listed companies stipulated by the Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE).

To fulfill our commitments, we require full, fair and accurate recording and reporting of financial and business information including in all reports and documents that the Company files with or submits to regulatory authorities and in all other public communications made by the Company. All financial records and reports must accurately reflect transactions and events and conform to required accounting principles as well as the Company’s internal controls. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

HARRY WINSTON DIAMOND CORPORATION
P.O. BOX 4569 STATION A TORONTO ON CANADA M5W 4T9  T 416 362 2237  F 416 362 2230  WWW.HARRYWINSTON.COM

Principal financial officers and other employees working in the various Finance Departments of the Company have a special responsibility to ensure that all of the Company’s disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles applicable to the Company and all standards, laws, and regulations for accounting and financial reporting of transactions, estimates and forecasts.

11.0

COMPANY RECORDS

Accurate and reliable records are crucial to the Company’s business. The Company’s records are the basis of its earnings statements, financial reports and other disclosures to the public and guide business decision-making and strategic planning. The Company’s records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of the Company’s business.

All the Company’s records must be complete, accurate and reliable in all material respects. Unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. Employees are responsible for understanding and complying with the Company’s record keeping policy. Employees should direct questions to supervisors.

Each Employee must follow any formal document retention policy that the Company may implement from time to time.

12.0

POLICY AGAINST RETALIATION

Retaliation in any form against an individual who, in good faith, seeks help or reports known or suspected violations of this Code or of law, even if the report is mistaken, or who assists in the investigation of a reported violation, is itself a serious violation of this Code. Acts of retaliation should be reported immediately and will be disciplined appropriately, including potential termination of employment. The Company does not tolerate retaliation in any form against Employees who honestly and accurately report a concern. At the same time, it is serious and unacceptable to knowingly make false allegations.

Employees are advised to read and become familiar with the terms of the Company’s Whistleblower Protection Policy.

13.0

WAIVERS OF THE CODE

Any waiver of this Code for any director, executive officer or principal financial and accounting officers may be made only by the Board of Directors of the Company and will be promptly disclosed as may be required by law, the TSX or by the NYSE. Any waiver of this Code for any other Employee may be made only by the Chief Executive Officer of the Company in writing.

HARRY WINSTON DIAMOND CORPORATION
P.O. BOX 4569 STATION A TORONTO ON CANADA M5W 4T9  T 416 362 2237  F 416 362 2230  WWW.HARRYWINSTON.COM

14.0

RELATIONSHIP TO OTHER POLICIES

All Company policies apply to all Employees including, without limitation, the Company policy on Corporate Disclosure, Confidentiality And Employee Trading, the Insider Trading Policy, the Corporate Security Policy and the Whistleblower Protection Policy. The guidelines of the Board of Directors will guide directors procedurally. The applicable committee charter(s) should guide the conduct of directors who are members of a committee of the Board of Directors in carrying out duties on such committee. In the event of any conflict between such policies and this Code, the terms of this Code shall govern.

15.0

COMPLIANCE PROCEDURES

All Employees have a responsibility to understand and follow this Code of Ethics and Business Conduct and respect its terms and intent at all times. In addition, all Employees are expected to perform their work with honesty and integrity in all areas, whether or not specifically addressed by this Code. A violation of this Code will result in appropriate disciplinary action which may include termination from employment with the Company. This determination will be based upon the facts and circumstances of each particular situation. Depending on the circumstances, an Employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Each Employee must read this Code. Failure to read this Code, however, does not exempt an Employee from (i) his or her responsibility to respect the terms and intent of this Code and to comply with this Code, applicable laws, rules, regulations, and all the Company policies and guidelines that are related to his or her job; and (ii) penalties for failing to so respect and comply. This Code reflects general principles to guide Employees in making ethical decisions in the conduct of the Company’s business. This Code cannot and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts the Company from taking disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this Code.

Employees should give a copy of this Code to long term suppliers and contractors, particularly to any such parties who provide security services, financial or legal advice or accounting services or supply more than $50,000 of goods or services in any particular year. Such parties should be asked to respect the terms and intent of this Code at all times.

Management of the Company is responsible for monitoring compliance with this Code and for communication of and compliance with this Code within their respective organizations. On questions of compliance and interpretation, appropriate legal and accounting staff shall be consulted. The Board of Directors of the Company shall have the right to make the final decisions on questions of interpretation of this Code.

HARRY WINSTON DIAMOND CORPORATION
P.O. BOX 4569 STATION A TORONTO ON CANADA M5W 4T9  T 416 362 2237  F 416 362 2230  WWW.HARRYWINSTON.COM

This Code of Ethics and Business Conduct and the matters contained herein are neither a contract of employment nor a guarantee of continuing the Company policy. The Company reserves the right to revise, amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time. This Code, as may be amended from time to time, will be posted on the Company’s website. The Company will send it to stockholders upon written request.

APPROVED by the Board of Directors of Harry Winston Diamond Corporation on the 14th day of January, 2009.

HARRY WINSTON DIAMOND CORPORATION
P.O. BOX 4569 STATION A TORONTO ON CANADA M5W 4T9  T 416 362 2237  F 416 362 2230  WWW.HARRYWINSTON.COM